Exhibit 10.1

AMENDMENT TO

LICENSE AGREEMENT AND MASTER SUPPLY AGREEMENT

This Amendment to License Agreement and Master Supply Agreement (this “Amendment”) is made as of July 22, 2025 (the “Amendment Effective Date”) by and between Bluejay Diagnostics, Inc., having its principal place of business at 360 Massachusetts Avenue, Suite 203, Acton, MA, 01720, USA (“Bluejay”) and Toray Industries, Inc., having its principal place of business at 1-1, Nihonbashi-muromachi 2-chome, Chuo-ku, Tokyo 103-8666, Japan (“Toray”). Bluejay and Toray are collectively referred to as the “Parties” and individually as a “Party”.　Capitalized terms not defined in this Amendment have the meanings defined in the Original License Agreement and Original Supply Agreement defined below.

BACKGROUND

(A)	Toray and Bluejay are parties to a License and Supply Agreement dated October 6, 2020 (which was amended by the Amended and Restated License Agreement dated October 20, 2023, the “Original License Agreement”).

(B)	Toray and Bluejay are parties to a Master Supply Agreement dated October 23, 2023 (the “Original Supply Agreement”).

(C)	Pursuant to Section 8.1 of the Original Supply Agreement, the Original Supply Agreement will terminate on October 23, 2025. Under Section 7.2 of the Original License Agreement, during the effective term of the Supply Agreement, Bluejay is obligated to establish an alternative manufacturing site for the Chip Products for Commercial Sales at the Designated Manufacturer at its own cost.

(D)	Toray acknowledges that it may be difficult for Bluejay to establish an alternative manufacturing site for the Chip Products by October 23, 2025. Accordingly, Toray agrees not to terminate the Original License Agreement on the grounds of Bluejay’s failure to comply with Article 7.2 of the Original License Agreement on condition that Bluejay agrees to this Amendment.

(E)	In connection with the foregoing, Toray and Bluejay have agreed to amend the terms of the Original License Agreement and the Original Supply Agreement as set out in this Amendment.

NOW THEREFORE, in consideration of the covenants contained herein, the Parties hereby agree as follows:

Article 1.	Amendment to the Original License Agreement

1.1	Bluejay and Toray confirm that all Toray Know-How set forth in Article 5.1 of the Original License Agreement and Technical Assistance set forth in Article 5.2 of the Original License Agreement has been fully provided, and that Toray shall have no further obligation to provide any additional Know-How and Technical Assistance; therefore, Bluejay and Toray agree to delete the following provisions of the Original License Agreement: Article 1.27, the second sentence of Article 5.1, Article 5.2, the third sentence of Article 5.3, and Article 5.4.

1.2	Bluejay and Toray agree to replace Article 7.2 of the Original License Agreement with the following provision:

Bluejay shall use best efforts to have substantially completed the establishment of an alternative manufacturing site of the Chip Products at the Designated Manufacturer at its own cost by October 23, 2026. The manufacturing sites, if any, will be established by Bluejay without Toray’s technical assistance.

Article 2.	Amendment to the Original Supply Agreement

2.1	Bluejay and Toray agree to replace Article 4.1 of the Original Supply Agreement with the following provision:

The annual rolling forecast set out in Schedule 5 of this Amendment (the "Annual Rolling Forecast") shall be binding. Bluejay shall not be entitled to reduce, cancel, or defer any portion of the quantities set forth in the Annual Rolling Forecast without the prior written consent of Toray. Bluejay shall issue Purchase Orders in accordance with the quantities and delivery schedule specified in the Annual Rolling Forecast.

2.2	Bluejay and Toray agree that Schedules 1 through 4 of the Original Supply Agreement shall be entirely replaced with Schedules 1 through 4 of this Amendment.

Article 3.	Compensation for Supply Resumption

3.1	Bluejay shall pay Toray an amount of 71,212 USD within thirty (30) days after the Amendment Effective Date, as reimbursement for the cost of resuming the supply of Toray Chip Intermediates and for the expenses related to PO296 / Lot 012404. Bluejay shall bear their own bank charges incurred in connection with such payment transfer. For the avoidance of doubt, Bluejay has notified Toray that Bluejay does not wish to receive the supply of PO296 / Lot 012404.

3.2	if Bluejay breaches an obligation set forth in Article 3.1 of the Amendment, Bluejay shall be deemed to have materially breached the Original License Agreement and Toray may terminate the Original License Agreement in accordance with Article 15.3(a) of the Original License Agreement.

Article 4.	TERM

Article 1 of this Amendment shall remain in effect until the Original License Agreement is terminated. Article 2 of this Amendment shall remain in effect until the Original Supply Agreement is terminated. Article 3 of this Amendment shall remain in effect unless and until all obligations set forth therein are completed in full.

Article 5.	MISCELLANEOUS

All other terms and conditions of the Original License Agreement and the Original Supply Agreement shall remain unchanged.

IN WITNESS WHEREOF, the Parties have caused this Amendment to be executed by their duly authorized officers or representatives as of the Amendment Effective Date.

Bluejay Diagnostics, Inc.		Toray Industries, Inc.

/s/ Neil Dey		/s/ Hideaki Inada

Name:	Neil Dey	Name:	Hideaki Inada
Title:	Chief Executive Officer	Title:	General Manager, Pharmaceuticals &
Date:	July 23, 2025		Medical Products Business Planning Dept.
		Date:	July 23, 2025

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